Exhibit 10.31

May 16, 2019

PERSONAL & CONFIDENTIAL

Peter Ungaro
901 5th Ave #1000
Seattle, WA 98164 Dear Peter,
On behalf of Hewlett Packard Enterprise Company (“HPE” or the “Company”), I am pleased to formally extend an offer to you to join our Hybrid IT Group as a Senior Vice President and General Manager in Seattle, Washington, having responsibilities consistent with such position, and reporting to the Executive Vice President, Hybrid IT or an executive of equivalent or more senior stature (the “Reporting Officer”). We hope you'll view this offer as an opportunity to further develop your professional career and help us innovate at HPE. Together we can create what comes next!

This offer is contingent on your continued employment with Cray Inc. (“Cray”) until your first day with Hewlett Packard Enterprise (referred to as your “start date”) and the successful closing of HPE’s acquisition of Cray (the “Merger”). In the event that the Merger is not consummated for any reason or if you are not employed with Cray on the date the Merger is completed (the “Closing Date”), this offer will be considered null and void. Your start date will be the Closing Date. Capitalized terms that are used in this letter that are not otherwise defined will have the meanings ascribed to them in the Agreement and Plan of Merger, by and among HPE, Canopy Merger Sub, Inc. and Cray Inc., dated as of May 16, 2019 (the “Merger Agreement”).

1.Notwithstanding anything to the contrary contained in the Merger Agreement, any equity award agreement or plan, subject to the occurrence of the Effective Time, you shall forfeit any and all then- unvested Company Options and Company RSU Awards (“Unvested Equity”) immediately prior to the Effective Time and in consideration therefor, you shall receive:

•A lump sum cash payment equal to the Unvested Equity Value (as defined below) of the Company Options and that portion of the Unvested Equity Value of your Company RSU Awards such that the payment at Closing is equal to 50% of the aggregate Unvested Equity Value, less applicable tax withholdings, payable within five (5) Business Days following the Closing Date; and

•A cash-based award (“Cash Award”) having a total value equal to 50% of the aggregate Unvested Equity Value that will vest upon the earlier of (1) the first anniversary of the Closing Date, subject to your continued employment with HPE through such date, and (2) the termination of your employment by HPE without Cause, by you for Good Reason or due to your death or Disability (each of Cause, Good Reason and Disability as defined in Exhibit A) (collectively, a “Qualifying Termination”). Any vested portion of the Cash Award shall be paid to you within five (5) Business Days of the vesting date, less applicable tax withholdings. You will forfeit any unvested portion of the Cash Award upon a termination of your employment with HPE and its subsidiaries that is not a Qualifying Termination.

The lump sum cash payment covered by the first bullet above will be funded first by the spread value of the unvested Company Options such that the Cash Award shall not include any portion of such spread value. For purposes of this offer letter, the “Unvested Equity Value” shall equal the value of the

Unvested Equity based on the Merger Consideration payable pursuant to the Merger Agreement. The unvested Company Options will be valued using the “spread” between exercise price per share and the Merger Consideration and the performance-vesting Company RSU Awards will be valued using the deemed 50% performance vesting rate set forth in the Merger Agreement. And in accordance with the Merger Agreement, the other 50% of the performance-vested Company RSU Awards will be forfeited at Closing. Any vested Company Options you hold at the Effective Time that meet the criteria to qualify as Cash-Out Options will be cashed out as provided in the Merger Agreement.
2.Upon the occurrence of the Effective Time, your Management Retention Agreement (“MRA”) with Cray Inc., and any rights thereunder immediately shall terminate, except that Section 4(c) and (e) and Section 6 of the MRA shall remain in full force and effect in accordance with their terms (and any reference to “another agreement, plan or arrangement” in Section 4(c) of the MRA shall include this offer letter). You acknowledge that you do not and will not participate in the Cray Executive Severance Policy.
3.Your initial annual base salary will be $600,000 to be paid in twenty-four (24) semi-monthly payments (less all applicable deductions and withholdings). Your paydays are expected to occur on the 15th and last day of the month unless such date falls on a weekend or a company-observed holiday in which case you will be paid on the workday immediately preceding the payday.
4.In addition to your base salary, you will be eligible to participate in the Company's Pay-for- Results Annual Bonus Plan ("PfR Plan"). As a General Manager, you will be eligible for a target bonus opportunity equal to 125% of your eligible earnings with a maximum bonus opportunity equal to 312.5% of your eligible earnings for the current fiscal year, subject to the PfR Plan's terms and conditions noted in the PfR Plan document. The performance metrics and payout, if any, are determined annually by the HR and Compensation Committee of the HPE Board of Directors (the “HRC”), or its delegate(s), in its sole discretion. Your bonus, if any, will be prorated for the balance of the fiscal year that is currently in place when you join the Company. The Company will deduct from the bonus any applicable withholding taxes or other deductions it is required to make by law.
5.As consideration for the value we believe you bring to this venture, we are pleased to offer you a retention package consisting of both, a one-time award of performance-based Restricted Stock Units and annual Restricted Stock Units, with the following terms:

•Subject to your continued employment through the Closing Date, on the Closing Date the Company will grant to you a target number (rounded to the nearest whole number) of HPE Restricted Stock Units in substantially the form attached here to as Exhibit B, with each unit corresponding to one share of HPE common stock, equal to the quotient of $1,000,000 divided by the closing price of HPE common stock on the trading day immediately preceding the Closing Date (the “HPE PBRSUs”). The HPE PBRSUs will cliff vest subject to (1) the integrated Cray business unit of HPE having achieved HPE’s business plan over the three-year period immediately following the date on which the Effective Time occurs (the “IRB”) and (2) your continued employment with HPE through the three year anniversary of the Closing Date. In the event that financial results exceed the IRB, you may earn up to 300%, of the HPE PBRSUs, based upon the recommendation of HPE’s CEO, but subject to review and approval of the HRC. Except as otherwise provided in the Hewlett Packard Enterprise Company Severance and Long- Term Incentive Change in Control Plan for Executive Officers (the “HPE Severance Plan”), you will forfeit the HPE PBRSUs upon the termination of your employment with HPE and its subsidiaries prior to the vesting of such HPE PBRSUs.

•Subject to your continued employment through the earlier of the first anniversary of the Closing Date and a Qualifying Termination (such earlier date, the “First Milestone Date”), HPE shall pay to you an amount in cash equal to $1,000,000 (the “First Milestone Payment”), less applicable tax withholdings, within five Business Days following the First Milestone Date. You will forfeit any unvested portion of the First Milestone Payment upon a termination of your employment with HPE and its subsidiaries that is not a Qualifying Termination.

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•Subject to your continued employment through the earlier of the second anniversary of the Closing Date and a Qualifying Termination (such earlier date, the “Second Milestone Date”), HPE shall pay to you an amount in cash equal to $1,000,000 (the “Second Milestone Payment”), less applicable tax withholdings, within five Business Days following the Second Milestone Date. You will forfeit any unvested portion of the Second Milestone Payment upon a termination of your employment with HPE and its subsidiaries that is not a Qualifying Termination.

•Subject to the approval by the HRC, for the first three years of your employment with HPE following the Closing Date, you will receive an annual grant of HPE Restricted Stock Units (each such annual grant, the “Annual RSUs”) subject to (1) your acceptance of this letter and the terms contained herein, (2) the occurrence of the Effective Time and (3) your continued employment with HPE and its subsidiaries through the applicable grant date. The Annual RSUs will be granted on HPE’s normal annual equity grant cycle and will be valued at $3,000,000 on the grant date, as determined by HPE, with each unit corresponding to one share of HPE common stock. Each grant of Annual RSUs will vest as to one-third of the restricted stock units on each anniversary of the grant date for a period of three (3) years, subject to your continued service through the applicable vesting date. The full terms and conditions of this grant will be provided to you in a Grant Agreement shortly after the grant date and such terms shall govern with respect to the grant. Except as otherwise provided in the HPE Severance Plan, you will forfeit any unvested Annual RSUs upon the termination of your employment with HPE and its subsidiaries prior to the applicable vesting date.
6.When you join HPE, you will be eligible to participate in the HPE Severance Plan at the Executive Vice President level and to participate in the other benefit programs that are generally afforded to HPE employees, subject to HPE’s policies; provided, however, that notwithstanding anything to the contrary contained in the HPE Severance Plan, payments under the HPE Severance Plan shall be made on the same schedule required by the MRA to the extent required by Section 409A. These and any other benefit programs are subject to modification from time to time. For detailed information, go to ALEX for HPE.
7.You will receive credit for your continuous service with Cray in determining the rate at which you accrue vacation under HPE’s vacation program and for other HPE employee benefit programs and policies as provided in the agreements governing the Merger.
8.If you accept this offer as set forth above, you must also meet the following conditions to be eligible for employment with the Company:

•Arbitration Agreement. This offer and your employment are also conditional upon your review and acceptance of the Mutual Agreement to Arbitrate Claims. Arbitration has become a common practice in many areas of business and HPE recognizes arbitration to be an effective way to resolve employment-related disputes. This Mutual Agreement to Arbitrate Claims is substantially the same agreement executed by all executive officers of the Company and is consistent with the current form of such agreement. Please review the attached Mutual Agreement to Arbitrate Claims.

•Agreement Regarding Confidential Information and Proprietary Developments ("ARCIPD"). This offer and your employment are conditional upon your review and acceptance of the ARCIPD. This ARCIPD is on substantially the same terms as provided to all executive officers of the Company and is consistent with the current form of such agreement. Please review the attached ARCIPD.

Please understand your employment with the Company would be on an at-will basis, and as such, would be for an indefinite term and may be ended, with or without cause, at any time by either you or
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the Company, with or without previous notice. The at-will nature of your job may be changed only through a written communication to you from the Company's General Counsel.

Sincerely,

/s/ Alan May

Alan May
Executive Vice President, Human Resources

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Offer of Employment Acceptance

To accept this offer of employment and agree to the above, please do the following:

a.Print this offer letter including attached agreements.
b.Sign below and in the 5 areas indicated within the attached agreements indicating your acceptance of offer and terms.
c.Select "reply to all" from your HPE offer email and attach your signed offer letter and agreements . Send the email.

In accepting the Company's conditional offer of employment, I have read, understand and agree to the terms and conditions of Agreements and other documents attached, specifically the Mutual Agreement to Arbitrate Claims, HPE Agreement Regarding Confidential Information and Proprietary Developments, Former Employers' Property/Confidential Information Agreement, Rules Regarding Obligations Related to Previous Employers & Other Third Parties, and the HPE Employee Letter of Assurance Agreement.

Additionally, I have read, understand and agree to comply with the Company's Standards of Business Conduct ("SBC") and all related policies, including the U.S. Drug Policy, and acknowledge my responsibility to comply with the SBC and related o 1Cies following the commencement of my employment.

Signature required:    /s/ Peter Ungaro                    5/16/19
            Peter Ungaro                    Date

All documents herein after are required by candidate to sign

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Hewlett Packard Enterprise Agreement Regarding Confidential Information and Proprietary Developments
1.Relationship to Employment. I desire to be employed by Hewlett Packard Enterprise or by one of its affiliates or subsidiaries (including their successors and assigns) (collectively, "HPE" or the "Company"). This Agreement states important terms that will apply during and after my employment by HPE. I understand, however, that nothing relating to this Agreement will be interpreted as a contract or commitment whereby HPE is deemed to promise continuing employment for a specified duration.
2.Confidential Information. This Agreement concerns confidential business and technical information and know-how not generally known to the public which is acquired or produced by me in connection with my employment by HPE (hereinafter "Confidential Information") as well as trade secrets that are acquired or produced by me in connection with my employment by HPE. Confidential Information may include, without limitation, information regarding HPE organizations, staffing, finance, structure, employee performance, compensation of others, research and development, manufacturing and marketing, files, keys, certificates, passwords and other computer information, as well as information that HPE receives from others under an obligation of confidentiality. I agree to abide by HPE's Confidential Information Policy and specifically agree that with regard to HPE Confidential Information and trade secrets:
a.to use such information only in the performance of HPE duties;
b.to hold such information in confidence and trust; and
c.to use all reasonable precautions to assure that such information is not disclosed to unauthorized persons, including, without limitation, through the media, blogs, social networking sites or other online forums, or otherwise used in an unauthorized manner, both during and after my employment with HPE.
I further agree that any organizational information, staffing information, and information on performance and/or compensation of other employees learned by me in connection with my employment by HPE is the Confidential Information of HPE, and I agree that I will not share such information with any recruiters or any other employers, either during or subsequent to my employment with HPE; further, I agree that I will not use or permit use of such as a means to recruit or solicit other HPE employees away from HPE (either for myself or for others).
I understand that nothing in this Agreement is intended to prohibit or restrict communication with governmental agencies in compliance with applicable law.
3.Proprietary Developments. This Agreement also concerns inventions and discoveries (whether or not patentable), designs, works of authorship, mask works, improvements, data, processes, computer programs and software (hereinafter called "Proprietary Developments") that are conceived or made by me alone or with others while I am employed by HPE and that relate to the research and development or the business of HPE, or that result from work performed by me for HPE, or that are developed, in whole or in part, using HPE's equipment, supplies, facilities or trade secret information. Such Proprietary Developments are the sole property of HPE, and I hereby assign and transfer all rights in such Proprietary Developments to HPE. I also agree that any works of authorship created by me shall be deemed to be "works made for hire." For all Proprietary Developments, I further agree:
a.to disclose them promptly to HPE;
b.to sign any assignment document to formally perfect and confirm my assignment of title to HPE;
c.to assign any right of recovery for past damages to HPE; and
d.to execute any other documents deemed necessary by HPE to obtain, record and perfect patent, copyright, mask works and/or trade secret protection in all countries, in HPE's name and at HPE's expense.
I understand that HPE may assign and/or delegate these rights. I agree that, if requested, my disclosure, assignment, execution and cooperation duties will be provided to the entity designated by HPE.

In compliance with prevailing provisions of relevant state statutes,* this Agreement does not apply to an invention for which no equipment, supplies, facility or trade secret information of the employer was used and which was developed entirely on the employee's own time, unless (a) the invention relates (i) to the business of the employer or (ii) to the employer's actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by the employee for the employer.
4.Respect for Rights of Former Employers. I agree to honor any valid disclosure or use restrictions on information or intellectual property known to me and received from any former employers or any other parties prior to my employment by HPE. I agree that without prior written consent of such former employers or other parties, I will not knowingly use any such information in connection with my HPE work or work product, and I will not bring onto the premises of HPE any such information in whatever tangible or readable form.
5.Work Product. The product of all work performed by me during and within the scope of my HPE employment including, without limitation, any files, presentations, reports, documents, drawings, computer programs, devices and models, will be the sole property of HPE. I understand that HPE has the sole right to use, sell, license, publish or otherwise disseminate or transfer rights in such work product.
6.HPE Property. I will not remove any HPE property from HPE premises without HPE's permission. Upon termination of my employment with HPE, I will return all HPE property to HPE unless HPE's written permission to keep it is obtained.
7.Protective Covenants. I acknowledge that a simple agreement not to disclose or use HPE's Confidential Information, trade secrets, or Proprietary Developments after my employment by HPE ends would be inadequate, standing alone, to protect HPE's legitimate business interests because some activities by a former employee who had held a position like mine would, by their nature, compromise such Confidential Information, trade secrets, and Proprietary Developments as well as the goodwill and customer relationships that HPE will pay me to develop for the Company during my employment by HPE. I recognize that activities that violate HPE's rights in this regard, whether or not intentional, are often undetectable by HPE until it is too late to obtain any effective remedy, and that such activities will cause irreparable injury to HPE. To prevent this kind of irreparable harm, I agree that for a period of twelve months following the termination of my employment with HPE, I will abide by the following Protective Covenants:
(a)No Conflicting Business Activities. I will not provide services to a Competitor in any role or position (as an employee, consultant, or otherwise) that would involve Conflicting Business Activities, however, in the event my employment with HPE terminates as a result of a Workforce Restructuring program or similar reduction in force, the restriction in this clause (paragraph 7, subpart (a)) will not apply;
(b)No Solicitation of Customers. I will not (in person or through assistance to others) knowingly participate in soliciting or communicating with any customer of HPE in pursuit of a Competing Line of Business if I either had business-related contact with that customer or received Confidential Information about that customer in the last two years of my employment at HPE;
(c)No Solicitation of HPE Employees. I will not (in person or through assistance to others), for the benefit of a Competitor, knowingly participate in soliciting or communicating with an HPE Employee for the purpose of persuading or helping the HPE Employee to end or reduce his or her employment relationship with HPE if I either worked with that HPE Employee or received Confidential Information about that HPE Employee in the last two years of my employment with HPE; and
(d)No Solicitation of HPE Suppliers. I will not (in person or through assistance to others), for the benefit of a Competitor, knowingly participate in soliciting or communicating with an HPE Supplier for the purpose of persuading or helping the HPE Supplier to end or modify to HPE's detriment an existing business relationship with HPE if I either worked with that HPE Supplier or received Confidential Information about that HPE Supplier in the last two years of my employment with HPE.
As used here, "Competitor" means an individual, corporation, other business entity or separately operated business unit of an entity that engages in a Competing Line of Business. "Competing Line of Business" means
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a business that involves a product or service offered by anyone other than HPE that would replace or compete with any product or service offered or to be offered by HPE with which I had material involvement while employed by HPE (unless HPE and its subsidiaries are no longer engaged in or planning to engage in that line of business). "Conflicting Business Activities" means job duties or other business- related activities in the United States or in any other country where the HPE business units in which I work do business, or management or supervision of such job duties or business-related activities, if such job duties or business-related activities are the same as or similar in any material way to the job duties or business-related activities in which I participate or as to which I receive Confidential Information or trade secrets in the last two years of my employment with HPE. "HPE Employee" means an individual employed by or retained as a consultant to HPE or its subsidiaries. "HPE Supplier" means an individual, corporation, other business entity or separately operated business unit of an entity that regularly provides goods or services to HPE or its subsidiaries, including without limitation any OEM, ODM or subcontractor.
8.Enforcement. I make these agreements to avoid any future dispute between myself and HPE regarding specific restrictions on my post-employment conduct that will be reasonable, necessary and enforceable to protect HPE's Confidential Information, trade secrets, and Proprietary Developments and other legitimate business interests. The Protective Covenants are ancillary to the other terms of this Agreement and my employment relationship with HPE. This Agreement benefits both me and HPE because, among other things, it provides finality and predictability for both me and the Company regarding enforceable boundaries on my future conduct. Accordingly, I agree that this Agreement and the restrictions in it should be enforced under common law rules favoring the enforcement of such agreements. For these reasons, I agree that I will not pursue any legal action to set aside or avoid application of the Protective Covenants.
9.Notice of Post-Employment Activities. If I accept a position with a Competitor at any time within twelve months following termination of my employment with HPE, I will promptly give written notice to the senior Human Resources manager for the HPE business sector in which I worked, with a copy to HPE's General Counsel, and will provide HPE with the information it needs about my new position to determine whether such position would likely lead to a violation of this Agreement (except that I need not provide any information that would include the Competitor's trade secrets). I consent to HPE notifying my new employer of my rights and obligations under this Agreement.
10.Relief; Extension. I understand that if I violate this Agreement (particularly the Protective Covenants), HPE will be entitled to (i) injunctive relief by temporary restraining order, temporary injunction, and/or permanent injunction, (ii) recovery of attorney's fees and costs incurred by HPE in obtaining such relief where allowed by law, and (iii) any other legal and equitable relief to which HPE may be entitled. Injunctive relief will not exclude other remedies that might apply. If I am found to have violated any restrictions in the Protective Covenants, then the time period for such restrictions will be extended by one day for each day that I am found to have violated them, up to a maximum extension equal to the time period originally prescribed for the restrictions. I acknowledge that if the Company determines that (i) I have engaged in misconduct prohibited by applicable law or any applicable policy of the Company, as in effect from time to time, or (ii) the Company is required to make recovery from me under applicable law or a Company policy adopted to comply with applicable legal requirements, then the Company may, in its sole discretion, to the extent it determines appropriate and to the extent permitted under applicable law, (a) recover from me any incentive payments (whether cash or equity) paid to me up to three years prior to the end of my employment or any time thereafter; (b) cancel my outstanding incentive awards (cash and equity) whether or not vested, and cancel future payments due hereunder, and (c) take any other action required or permitted by applicable law; provided, however, that the Company will not, unless required or permitted by applicable law, recover amounts from a plan of non-qualified deferred compensation to the extent the recovery would result in tax penalties to me under Internal Revenue Code Section 409A.
11.Severability; Authority for Revision; Inure to Successors. The provisions of this Agreement will be separately construed. If any provision contained in this Agreement is determined to be void, illegal or unenforceable, in whole or in part, then the other provisions contained herein will remain in full force and effect as if the provision so determined had not been contained herein. If the restrictions provided in this Agreement
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are deemed unenforceable as written, the parties expressly authorize the court to revise, delete, or add to such restrictions to the extent necessary to enforce the intent of the parties and to provide HPE's goodwill, Confidential Information, trade secrets, Proprietary Developments and other business interests with effective protection. The title and paragraph headings in this Agreement are provided for convenience of reference only, and shall not be considered in determining its meaning, intent or applicability. This Agreement will automatically inure to the benefit of, and will be enforceable by, any parent, subsidiary , affiliate, successor or assign of HPE that I become employed with or have material involvement with, in order to protect such entity's legitimate business interests_ I agree that this Agreement, including but not limited to the Protective Covenants contained in paragraph 7 (and its subparts), may be assigned by HPE to a subsequent employer, successor , or assign without the need for further authorization or agreement from me.
12.Governing Law; Venue. The laws of the state of Delaware shall govern this Agreement , the construction of its terms, and the interpretation of the rights and duties of the parties hereto without regard to any conflicts of laws principles to the contrary. Subject to the limitations of any mandatory arbitration obligation I may be subject to, the exclusive venue for any legal action arising from this Agreement will be a federal or state court of competent jurisdiction located in the state of Delaware (or, if Delaware is not a legally proper and sustainable venue state then the state where I was last employed with HPE). I hereby stipulate and consent to the personal jurisdiction of such courts , and expressly waive any right to object to any such court's exercise of jurisdiction over me on grounds of convenience or otherwise. I agree that Delaware has a compelling interest in the enforcement of this Agreement because it is designed to help preserve shareholder value and rights in a Delaware corporation and it is ancillary to a grant of equity under HPE incentive plan(s) governed by Delaware law

I have been notified that I have the right to consult legal counsel prior to signing this Agreement.

Signature required:    /s/ Peter Ungaro                    5/16/19
            Peter Ungaro                    Date

* Including: California Labor Code Section 2870; Delaware Code Title 19 Section 805 ; Illinois
7651LCS1060/ 1-3, "Employees Patent Act"; Kansas Statutes Section 44- 130; Minnesota Statutes 13A Section 181 .78 ; North Carolina General Statutes Article 10A, Chapter 66 , Commerce and Business, Section 66-57. 1; Utah Code Sections 34-39-1 through 34-39-3, "Employment Inventions Act"; Washington Rev. Code, Title 49 RCW: Labor Regulations , Chapter 49.44.140.

Page 1 of 1: The scanned copy of this form in OFIS is the official document of record.
Rev 060315/MG4-All Us
Firmwide: 144453201. 1 066902 . 1000
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